Exhibit 99.(B)

May 10, 2018
Learning Tree International, Inc.
Board of Directors
Attn: Independent Committee
13650 Dulles Technology Drive, Suite 400
Herndon, Virginia 20171

Re:	Commitment to Reimburse Learning Tree Expenses
Dear Board Members:
In January 2018, we advised the Board of Directors (the “Board”) of our intention to explore the sale of some or all of our shares (the “Sale Exploration”) of Learning Tree International, Inc. (“Learning Tree”) common stock, and that we hired our personal financial advisor, Kerlin Capital, to assist in such efforts. During the January Board meeting, we also expressed our desire to work in a cooperative manner with the Company if any such potential transaction were to materialize.
In recognition of the time, expense and effort that has and/or may be incurred by Learning Tree in connection with the Sale Exploration, we, as shareholders of Learning Tree, agree to reimburse Learning Tree for (1) its legal fees and (2) Independent Committee meeting fees (“Reimbursed Expenses”) that are incurred by the Company relating to the Sale Exploration.  Such Reimbursed Expenses shall exclude (i) any financial advisor fees incurred by Learning Tree and (ii) legal fees associated with the negotiation and documentation of any credit facility made available to the Company or direct investment into the Company. Such Reimbursed Expenses shall also be capped at a maximum of (i) $85,000 if no transaction is consummated and (ii) $175,000 if we consummate a share sale transaction.
To facilitate the payment of the Reimbursed Expenses, the undersigned parties further agree that (1) Learning Tree will provide an invoice addressed to Dr. David C. Collins and Mary C. Collins, reasonably documenting such Reimbursed Expenses and (2) Dr. and Mrs. Collins will pay the full balance of such invoice within fifteen (15) business days of receipt.
If you are in agreement with this letter agreement, please sign and return an original copy to us and we will make sure that the Independent Committee receives the fully executed version of this letter agreement.

Sincerely,

Dr. David C. Collins and Mary C. Collins

AGREED TO AND ACCEPTED BY:

Dr. David C. Collins and Mary C. Collins

By: /s/ Dr. David C. Collins Name: Dr. David C. Collins

By: /s/ Mary C. Collins Name: Mary C. Collins

Independent Committee of Learning Tree International, Inc.

By: /s/ Richard Surratt Name: Richard Surratt Title: Chairman of the Independent Committee

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